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                                                            Exhibit 5.1

September   , 1997

U.S. Office Products Company
1025 Thomas Jefferson Street, N.W.
Suite 600 East
Washington, D.C. 20007

Re: Issuance of Shares Pursuant to Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to U.S. Office Products Company, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement") relating to the offering of up to 13,020,305 shares of common stock, $.001 par value per share (the "Shares"), which Shares may be issued in connection with the merger of a wholly owned subsidiary of the Company with and into Mail Boxes Etc., a California corporation ("MBE"), pursuant to the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 22, 1997 among the Company, Santa Fe Acquisition Corp. and MBE. Of the 13,020,305 Shares, 1,643,053 shares relate to outstanding options of MBE that, upon consummation of the merger, will be converted into the right to purchase Shares of USOP.

We understand that the issuance of the Shares pursuant to the Merger
Agreement is contingent upon, among other things, the requisite approval of the Merger by the shareholders of MBE, and the filing of Articles of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of California. In rendering the opinion set forth below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

Our opinion set forth below is limited to the Delaware General Corporation
Law.

Based upon the foregoing, we are of the opinion that, when and to the extent that (i) the Registration Statement has become effective under the Act, (ii) the shareholders of MBE have approved the Merger, (iii) the appropriate filings have been made concerning the Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, and (iv) the Shares are issued as described in the Registration Statement and in accordance with the terms and conditions of the Merger Agreement, including provisions relating to outstanding options of MBE, the Shares will be validly issued, fully paid and nonassessable.

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We hereby consent to the use of this opinion as an exhibit to the Registration
Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,


/s/ Morgan, Lewis and Bockius LLP